Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Restaurant Brands International Inc.:

We consent to the use of our report dated March 2, 2015, with respect to the consolidated balance sheets of Restaurant Brands International Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

Our report dated March 2, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states that Restaurant Brands International Inc. acquired Tim Hortons Inc. during 2014, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, Tim Hortons Inc.’s internal control over financial reporting associated with total assets of $14,485.3 million (which includes purchase accounting adjustments within the scope of the assessment) and total revenues of $142.1 million included in the consolidated financial statements of Restaurant Brands International Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Restaurant Brands International Inc. also excluded an evaluation of the internal control over financial reporting of Tim Hortons Inc.

/s/ KPMG LLP

Miami, Florida

September 1, 2015

Certified Public Accountants